PORTIONS OF THIS EXHIBIT IDENTIFIED BY “***” HAVE BEEN DELETED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE FREEDOM OF INFORMATION ACT.

Exhibit 10(n)-2

EXECUTION COPY

STATE OF ALABAMA	)

WASHINGTON COUNTY	)

FOURTH AMENDMENT TO

CAVITY DEVELOPMENT AND STORAGE AGREEMENT

     This Fourth Amendment to Cavity Development and Storage Agreement (this “Fourth Amendment”) made of the 30th day of July, 2004, by and between Olin Corporation (“Olin”) and Bay Gas Storage Company, Ltd. (“Bay Gas”).

     WHEREAS, the parties hereto entered into that certain Cavity Development and Storage Agreement dated January 14, 1992, which is recorded in the Office of the Judge of Probate of Washington County, Alabama in Deed Record Book No. 320, page 106, et seq.; and

     WHEREAS, the parties hereto entered into that certain First Amendment to Cavity Development and Storage Agreement dated August 18, 1994 (“First Amendment”), which is recorded in the Office of the Judge of Probate of Washington County, Alabama, in Miscellaneous Book 100, page 112, et seq.; that certain Second Amendment to Cavity Development and Storage Agreement made as of the 28th day of September, 2000, which is recorded in the Office of the Judge of Probate of Washington County, Alabama, in Miscellaneous Book 128, Page 77, et seq., Entry #42538 (the “Second Amendment”); and that certain

Third Amendment to Cavity Development and Storage Agreement dated March 28, 2003 which is recorded in the Office of the Judge of Probate of Washington County, Alabama in Miscellaneous Book 430, Page 62, et seq., Entry # 51387 (the “Third Amendment”) (the Cavity Development and Storage Agreement as

amended by the First Amendment, Second Amendment and Third Amendment being hereinafter referred to as the “CDSA”); and

     WHEREAS, Bay Gas has constructed the initial Cavity provided for pursuant to the CDSA (the “First Cavity”) as well as an additional Cavity (the “Second Cavity”), and Bay Gas’ Cavity Development Rights with respect to a third cavity have terminated upon expiration of the Maximum Development Period specified in Section 2.07 of the CDSA; and

     WHEREAS, Bay Gas and Olin desire to amend the CDSA to provide for New Cavity Development Rights with respect to the First Cavity, the Second Cavity and an additional Cavity (the “New Third Cavity”) as set forth herein.

     NOW, THEREFORE, in consideration of the premises, receipt by Olin from Bay Gas of the payment specified in Section 1 hereof and of the other payments specified in the CDSA and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows (capitalized terms used herein and not otherwise defined having the meanings ascribed thereto in the CDSA):

1.	Bay Gas shall pay to Olin the sum of *** within seven (7) days following the execution of this Fourth Amendment.

2.	The CDSA is hereby amended as follows:

(a) the address of the principal place of business of Olin in the preface is amended to read as follows: 501 Merritt Seven, Norwalk, Connecticut 06856-4500

(b) the penultimate recital paragraph is amended in its entirety to read as follows:

WHEREAS, Olin and Owners have entered into a fourth amendment to the Cavity Storage Agreement, effective as of May 1, 1991, a complete copy of which amendment together with letter agreements effecting extensions thereof are attached hereto as Exhibit B, establishing the monies to be paid to the Owners with respect to cavity storage of natural gas, and a fifth amendment to the Cavity Storage Agreement, effective as of July 30, 2004, a complete copy of which is attached hereto as Exhibit B-1, setting forth certain agreements with respect to the New Third Cavity in Section 2.01(c) hereof.

(c) a new sentence is added to the end of Section 1.01 as follows:

For the purposes hereof the “Surface Lease” shall mean the same as it has been and may be amended from time to time, and the “Leased Land” shall include all real property leased to BGSC pursuant thereto.

(d)	the last sentence of Section 1.02 is amended in its entirety to read as follows:

For the purposes hereof the site of the New Third Cavity and any alternate Cavity Site leased to BGSC pursuant to the Surface Lease or any amendment thereto shall be deemed a “Cavity Site”.

(e)	a new Section 2.01(c) is added as follows:

(c)	Notwithstanding subsection 2.01(a) and (b) above, BGSC shall have the rights to: develop a third Cavity hereunder (the “New Third Cavity”) with a maximum capacity of *** barrels (subject to adjustment as provided herein, the “Stipulated Capacity” of the New Third Cavity); to develop increased capacity (“Fillout Capacity”) in either or both of the First Cavity and the Second Cavity up to the respective Stipulated Capacity of each, being *** barrels for the First Cavity, and *** barrels for the Second Cavity; and to develop capacity in excess of the Stipulated Capacity (capacity in excess of Stipulated Capacity being referred to as “Chargeable Expanded Capacity”) in either or both of the First Cavity and the Second Cavity, subject to payment of a Partial Brine Fee as provided below. Measurements of Actual

Capacity shall be made not less frequently than annually, and to the extent that Chargeable Expanded Capacity is created, the Stipulated Capacity of the New Third Cavity shall be correspondingly reduced. If Chargeable Expanded Capacity is created, the Partial Brine Fee for same shall become due as specified in Section 2.04(d). The Brine Fee for the New Third Cavity shall be as specified in Section 2.04(a).

(f)	a new Section 2.01(d) is added as follows:

(d)	The development rights set forth in Section 2.01(c) (the “New Cavity Development Rights”) may be exercised in such order and at such times (which times shall be extended for the duration of any force majeure event described in Section 6.01) prior to the termination of the New Cavity Development Rights pursuant to Sections 2.07(d) and 2.07(e) below, subject to the terms hereof, as may be determined by BGSC. The maximum Chargeable Expanded Capacity shall be *** barrels.

(g)	a new Section 2.01(e) is added as follows:

(e)	In the event that, following the expiration of the New Cavity Development Rights any one or more of the Cavities has not been developed to its full Stipulated Capacity:

(i)	if Olin’s Brine Services (being the brine supply and disposal and other services set forth in Section 2.02) are not committed to a third party and Olin so agrees, BGSC may continue to develop Fillout Capacity in any one or more of the First and Second Cavities or to increase the Third Cavity up to its Stipulated Capacity, upon notice to Olin of its intent to do so. In such event, Olin shall provide Brine Services for such development on the same basis as during the term of the New Cavity Development Rights.

(ii)	if Olin’s Brine Services are committed to a third party or are otherwise unavailable, BGSC may at its expense drill fresh water wells and utilize disposal wells in accordance with Section 2.09 to continue development of Fillout Capacity in any one or more of the First and Second Cavities or to increase the Third Cavity up to its Stipulated Capacity, and Olin will cooperate in such cavity development as provided therein.
Any capacity created pursuant to this Section 2.01(e) shall be added to previously-developed capacity for purposes of calculating service fees pursuant to Section 3.02(e).

(h)	Section 2.02(a) is amended by replacing the phrase “of *** grams per liter” with the phrase “averaging approximately *** grams per liter”, and by replacing the phrase “*** gallons per minute” with the phrase “*** gallons per minute”.

(i)	Section 2.02(c) is amended by adding to the end of the first sentence the phrase “, except as provided in Section 2.09”; by replacing the phrase “generally averaged *** to *** gpm” in the third sentence with “generally averaged *** to *** gpm”; and by replacing the phrase “*** gpm” in the last sentence with the phrase “*** gpm”.

(j)	Section 2.02(d) is amended by adding the following to the end of the last sentence:

, it being understood that solution mining methods used prior to July 30, 2004, including reverse circulation (injection water down the tubing-case annulus, brine return through the tubing) and solution mining under gas (“SMUG”), have been mutually agreed.

(k)	The last sentence of Section 2.02(e) is amended in its entirety to read as follows:

(e)	Subject to the requirements of Section 2.02(a), should the returned injection water/brine be of such quality (due to impurities or for any other reason), that, in Olin’s reasonable opinion, Olin’s present treatment facilities could not accept and treat said injection water/brine, then BGSC shall either: treat the injection water/brine to render it equivalent (in Olin’s sole determination) to Olin’s existing raw brine; or, if other treatment is deemed necessary by Olin, reimburse Olin upon demand for the extra treatment costs incurred by Olin calculated at Olin’s cost; or utilize disposal wells in accordance with Section 2.09.

(l)	Section 2.02(g) is amended in its entirety to read as follows:

(g)	Olin shall timely grant to BGSC pipeline rights of way and easements over Olin’s lands during the leaching, dewatering and maintenance washing processes over which BGSC may construct at BGSC’s expense pipelines and equipment to accomplish the purposes of the Agreement. Each such BGSC pipeline and equipment if not removed by BGSC at BGSC’s expense pipelines and equipment to accomplish the purposes of the Agreement. Each such BGSC pipeline and equipment if not removed by BGSC at BGSC’s expense immediately after it is no longer useful for solution mining or maintenance washing pursuant to this Agreement, shall be removed by Olin at BGSC’s expense.

(m)	Section 2.03(b) is deleted.

(n)	The first sentence of Section 2.04(a) is amended by replacing the phrase “brine supply and disposal services described in Section 2.02 hereof” with the term “Brine Services”.

(o)	The following new sentence is added to Section 2.04(a) as the third sentence thereof:

Notwithstanding the foregoing sentence, the brine fee for the New Third Cavity shall be *** (the “New Brine Fee”), subject to any credit for a Partial Brine Fee that may be applied thereto pursuant to Section 2.04(d) and also subject to the credit for a portion of an extension fee, if any, paid as provided in Section 2.07(d).

(p)	The penultimate sentence of Section 2.04(a) is deleted.

(q)	A new Section 2.04(d) is added as follows:

(d)	In the event that BGSC develops Chargeable Expanded Capacity prior to payment of the New Brine

Fee, BGSC shall pay to Olin a partial Brine Fee (“Partial Brine Fee”) in the amount of ***. The Partial Brine Fee shall be due within 30 days after action is taken to create any Chargeable Expanded Capacity. Any Partial Brine Fee paid to Olin shall be a credit against any New Brine Fee thereafter due.

(r)	A new Section 2.07(d) is added as follows:

(d)	Notwithstanding the provisions of Section 2.07(c), should BGSC fail to spud (“Commence”) the New Third Cavity before expiration of the “New Maximum Development Period” then the New Cavity Development Rights shall terminate upon expiration of the New Maximum Development Period. The “New Maximum Development Period” shall begin on ***, and shall extend for *** subject to extension as provided below. BGSC shall have the option to extend the New Maximum Development Period for an additional *** period by payment to Olin, on or before the expiration of the then-current New Maximum Development Period, of an extension fee of *** for such year of extension, *** of which shall be applied as a credit against the New

Brine Fee if the New Third Cavity is Commenced. In the event that Olin’s brine capacity becomes permanently unavailable, including without limitation because of circumstances specified in Section 2.08, Olin shall use its best efforts to seek an extension of the New Maximum Development Period from Owners for an additional time period to permit BGSC to develop an alternate source of such services. The foregoing shall not limit BGSC’s option to utilize a disposal well or wells in accordance with Section 2.09.

(s)	A new Section 2.07(e) is added as follows:

(e)	If the New Third Cavity is Commenced within the New Maximum Development Period, the New Cavity Development Rights shall terminate three years after the New Third Cavity is Placed in Service.

(t)	Section 2.08 is amended in its entirety to read as follows:

2.08	Closing of or Change of Process at the McIntosh Plant

Notwithstanding anything contained in this Agreement to the contrary but subject to Section 2.04(b) hereof, Olin may at any time during the term of the New Cavity Development Rights give BGSC notice that it has closed, or that it intends to close, its McIntosh plant or intends to change the process at said plant so as to eliminate or substantially reduce the plant’s requirement for brine. Should Olin give such notice to BGSC, Olin shall only be obligated to provide the Brine Services for a period of at least sixty (60) days following the date of such notice, it being understood that Olin shall use its best efforts to provide such notice as far in advance as practicable. If such notice is given after the New Brine Fee has been paid, Olin shall refund a portion of the New Brine Fee, the amount of such refund being the full amount of the New Brine Fee (disregarding any credit for a Partial Brine Fee), less an amount equal to said New Brine Fee multiplied by a fraction, the numerator of which shall be the aggregate of Chargeable Expanded Capacity (in the First and or Second Cavity) and Actual Capacity (in the New Third Cavity) created on or before the date Brine Services are discontinued, and the denominator of which shall be *** barrels. Should Olin directly or indirectly sell its interests at McIntosh so that Olin can no longer provide the services set forth herein, it shall obtain an undertaking from the purchaser to abide by the terms of this Agreement and shall notify BGSC of such transfer as soon as practicable but no later than the effective date of the closing of such transfer.

(u)	A new Section 2.09 is added as follows:

2.09	Alternate Brine Services. In the event that Olin cannot provide Brine Services, or if BGSC shall for any other reason so determine, BGSC shall have the right at BGSC’s expense to drill and operate one or two fresh water wells (or if agreed by Olin, to use Olin’s fresh water supply) and to drill and operate one or two disposal wells and associated settling ponds to enable it to continue to exercise the New Cavity Development Rights. Such fresh water and/or disposal well(s) shall be located on property specified in an option agreement granted by Olin to BGSC of even date herewith in the form of Exhibit E, which shall grant to BGSC the option to purchase specifically identified property for such use at a purchase price of *** (the “Option”). Upon exercise of the Option by BGSC, Olin shall provide rights of way and easements for the purposes of such fresh water and/or disposal well(s) as provided in Section 2.02(g). Olin shall utilize its best efforts to allow BGSC to make use of Olin permits for such purpose and shall otherwise assist BGSC in obtaining any required permissions or permits for such purpose.

(v)	A new Section 2.10 is added as follows:

2.10	Other Development. Olin acknowledges that BGSC’s rights to Brine Services (including for maintenance washing as provided in Section 4.02) shall have priority over non-plant uses of Olin’s Brine Services to the extent so provided in this Agreement. BGSC acknowledges that, subject to BGSC’s rights under this Agreement, Olin and the Owners may negotiate and enter into agreements with other parties for development of facilities in the McIntosh Salt Dome. BGSC agrees to negotiate in good faith with Olin and such other interested parties for rights to use BGSC’s transmission or pipeline infrastructure.

(w)	The existing paragraph of Section 3.02(b) is redesignated as subsection 3.02(b)(i), and a new subsection 3.02(b)(ii) is added following the end of said paragraph as follows:

(ii)	Notwithstanding the provisions of subsection 3.02(b)(i) and 3.02(d), with respect to the “Aggregate New Capacity” (being the Actual Capacity of the New Third Cavity after it is Placed in Service, plus the amount, if any, of Chargeable Expanded Capacity developed in the First Cavity, plus the amount, if any, of Chargeable Expanded Capacity developed in the Second Cavity) BGSC shall pay to Olin annual cash payments at the rate of ***, but not less than ***, per year (subject to adjustment pursuant to Section 3.02(e)) payable in advance. The first payment for the Aggregate New Capacity (“Prorated Payment”) shall be due upon the earlier of (x) the date the New Third Cavity is Placed in Service, or (y) the date any Chargeable Expanded Capacity is developed and available for commercial storage, or (z) the date *** (which period shall be extended for the duration of any circumstance described in Section 6.01) from the date of *** (payments pursuant to this Section 3.02(b)(ii)(z) are to be based on Actual Capacity of the New Third Cavity regardless of whether it has been Placed in Service, and are to be subject to the minimum payments specified in Section 3.02(e)(iii)(y) as though the New Third Cavity has been Placed in Service). The Prorated Payment shall be prorated to reflect the fraction of a year represented by the period beginning on the date the Prorated Payment is due and ending on the date the First Full-year Payment is due. Thereafter, payments (as adjusted annually) shall be paid as follows: the next payment (the “First Full-year Payment”) shall be made on the date on which payment pursuant to Section 3.02(a) is due, and subsequent payments shall be paid on or before each subsequent anniversary of such date. Annual payment of such fees shall be made for so long as the Cavity to which such fee relates remains in service.

(x)	Section 3.02(e) is amended and restated in its entirety to read as follows:

(e)(i)	The rates specified in Sections 3.02(a) and 3.02(b)(i) hereof of *** per barrel and *** per barrel, respectively, shall be subject to increase or decrease as of the date the first Cavity is Completed and each additional cavity is Completed, respectively, and on each anniversary of such dates thereafter for as long as annual payments are to be made pursuant to Sections 3.02(a) and 3.02(b)(i), in equal proportion to any increase or decrease in the Consumer Price Index, All Items, All Urban Consumers (base: 1982-1984=100) (or any comparable index which may replace it), as published by the United States Department of Labor, Bureau of Labor Statistics (or any successor governmental agency) for the third month preceding the month in which the respective Cavity is Completed, and for the like preceding month of each subsequent year, as compared to the same index for the month of May, 1991.

(ii)	The rate specified in Section 3.02(b)(ii) hereof of *** per barrel (which applies to all Aggregate New Capacity irrespective of whether such Aggregate New Capacity is developed in any one or more of the First Cavity, the Second Cavity or the New Third Cavity), as well as each minimum payment made under Section 3.02(e)(iii)(y), if applicable, shall be subject to increase or decrease on each anniversary of the date the first payment is made pursuant to Section 3.02(b)(ii) and thereafter for as long as annual payments are to be made pursuant to Section 3.02(b)(ii), in equal proportion to any increase or decrease in the Consumer Price Index, All Items, All Urban Consumers (base: 1982-1984=100) (or any comparable index which may replace it), as published by the United States Department of Labor, Bureau of Labor Statistics (or any successor governmental agency) for the third month preceding the month in which the payment is due, and for the like month of each subsequent year, as compared to the same index for the third month preceding the date the first payment is made pursuant to Section

3.02(b)(ii), provided that the increase in any one year shall not exceed ***.

(iii)	However, in no event shall the service fees payable by BGSC under Section 3.02(a) hereof with respect to the First Cavity be less than *** per barrel of Actual Capacity up to the Stipulated Capacity nor less than ***; nor shall the service fees payable by BGSC under Section 3.02(b)(i) hereof with respect to the Second Cavity be less than *** per barrel of Actual Capacity up to the Stipulated Capacity nor less than *** (subject to adjustment pursuant to Sections 3.02(c) and 3.02(d) hereof, respectively, with respect to the First Cavity and Second Cavity, provided that such volume adjustment shall not apply to Chargeable Expanded Capacity); nor shall the service fees payable by BGSC under Section 3.02(b)(ii) hereof with respect to the Aggregate New Capacity be less than (x) *** per barrel of Aggregate New Capacity (which applies to all Aggregate New Capacity irrespective of whether such Aggregate New Capacity is developed in any one or more of the First Cavity, the Second Cavity or the New Third Cavity), nor less than (y) *** for the first payment after the earlier of the dates specified in Sections 3.02(b)(ii)(x) and 3.02(b)(ii)(z) (the earlier of such dates being referred to as the “Start Date”), *** for the second payment after the Start Date, *** for the third payment after the Start Date, and *** thereafter, nor less than (z) *** as described in Schedule 1 attached hereto and made a part hereof. By way of example, if the first Cavity is Completed in November 1993 and the said Consumer Price Index for August 1993 is six (6%) percent higher than the said Consumer Price Index for May 1991, the amount payable to Olin for the annual period from November 1993 through October 1994, inclusive, for the first cavity under Section 3.02(a) shall be *** per barrel of Actual Capacity rather than *** per barrel of Actual Capacity, but in no event less than the sum of *** for the year (subject to adjustment pursuant to Section 3.02(c) hereof).

(y)	Section 3.02(f) is amended by replacing the text after the phrase “*** barrels” with the following:

provided that the Stipulated Capacity of each of the First Cavity and the Second Cavity are as specified in Section 2.01(c) and the term “Actual Capacity” shall be defined as actual physical capacity, as expressed in barrels and as finally determined by a third party mutually agreeable to both Olin and BGSC, for each of the Cavities on the Leased Land.

(z)	Section 3.02(g) is amended in its entirety to read as follows:

(g)	For purposes of this Agreement, the terms “Completed” and “Placed in Service”, when used in reference to a Cavity, shall mean that the same has been leached and is ready to accept natural gas for

“Commercial Cavity Storage” as such term is defined in the Cavity Storage Agreement.

(aa)	Section 3.04 is amended by adding the following paragraph immediately after subparagraph (c) thereof:

No Renewal Service Fee shall be payable with respect to Aggregate New Capacity for which fees are payable pursuant to Section 3.02(b)(ii).

(bb)	Section 4.01(b) is amended in its entirety to read as follows:

(b) Upon termination of the Surface Lease pursuant to the terms thereof, or if a Cavity shall become “Nonoperational,” BGSC shall at BGSC’s expense and at Olin’s option, subject to Sections 5.03(e) and 5.04 of the Surface Lease:

(i)	plug the entrance to the affected Cavity or Cavities in compliance with Olin’s reasonable specifications; or

(ii)	turn over the operation of the affected Cavity or Cavities to Olin with casing in place and unplugged.

For purposes of this Section 4.01, “Nonoperational” shall mean such Cavity has not been used for commercial operations (being the injection, withdrawal or storage of gas for commercial storage purposes) at any time during a period of not less than sixty (60) consecutive months.

(cc)	Section 4.06(c) is amended by replacing the figure “***” with “***”.

(dd)	Subparts (a) and (b), respectively, of SECTION XV are revised to read as follows:

(a) If to Olin:

Olin Chlor Alkali Products
490 Stuart Road Northeast
Cleveland, Tennessee 37312
Attn.: Harry Bridges

(b)	If to BGSC:
Bay Gas Storage Company, Ltd.
P.O. Box 1368
Mobile, Alabama 36633
Attn.: General Manager

     3. As amended hereby, the CDSA remains in full force and effect.

     4. Concurrently herewith, the parties shall enter into a Fourth Amendment to Surface Lease in the form attached as Exhibit C-1 to the CDSA pursuant to which , in consideration of the payment of *** by BGSC to Olin, the Surface Lease shall be amended to add to the Leased Lands two parcels aggregating approximately 10 acres (the “Added Property”) by deleting therefrom the third cavity site described on Exhibit A-3 thereto and replacing it with a New Third Cavity site of approximately 2.1 acres located within the “Agreement Area” in the Cavity Storage Agreement (as defined in the CDSA), and by increasing the area of the surface facility site by approximately 8 acres.

     5. With respect to the Added Property, Olin represents and warrants to BGSC that it has provided to BGSC through BGSC’s environmental consultant all information requested by such environmental consultant and known to Olin with respect to environmental conditions on or affecting the Added Property. Except as so disclosed, there are and shall be no environmental conditions existing prior to the date of this Fourth Amendment on or affecting the Leased Land caused by or resulting from the actions or failure to act of Olin or any other person or entity (other than BGSC, its employees, agents or contractors), which would cause BGSC to be required to incur any Costs (as defined in Section 5.02 (a) of the CDSA) against which BGSC is not indemnified under Section 5.03 (b) of the CDSA.

IN WITNESS WHEREOF, each of the parties hereto has caused this FourthAmendment to Cavity Development and Storage Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

OLIN CORPORATION

[Affix Corporate Seal]	By:	/s/ John McIntosh

As its: Vice President, Olin

ATTEST:

/s/ Jennifer Wolbach

Its: Assistant Secretary

BAY GAS STORAGE COMPANY, LTD.

	By:	MGS STORAGE SERVICES, INC. As General Partner of Bay Gas Storage Company, Ltd.

[Affix Corporate Seal]	By:	/s/ Gregory Welch

As its: President

ATTEST:

/s/ G. Edgar Downing, Jr.

Its: Secretary

STATE OF TENNESSEE	)

COUNTY OF BRADLEY	)

     I, the undersigned Notary Public in and for said County and State, hereby certify that John McIntosh, whose name as President, Olin Chlor Alkali Products, a division of Olin Corporation, a Virginia corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

     Given under my hand this the 26th day of July, 2004.

[Affix Seal]	/s/ Olivia McLaurine

Notary Public

My Commission Expires: February 27, 2006

STATE OF ALABAMA	)

COUNTY OF MOBILE	)

     I, the undersigned Notary Public in and for said County and State, hereby certify that Gregory H. Welch, whose name as President of MGS Storage Services, Inc., an Alabama corporation and the General Partner of Bay Gas Storage Company, Ltd., an Alabama limited partnership, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation acting in its capacity as aforesaid.

     Given under my hand this the 30th day of July, 2004.

[Affix Seal]	Martha Cooper Loper

Notary Public

My Commission Expires: June 19, 2007

THIS INSTRUMENT PREPARED BY:

G. Edgar Downing, Jr.
P. O. Box 2248
Mobile, Alabama 36652
(251) 450-4772.

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